News Release

Artio Global Investors Inc.

Artio Global Investors Inc. Announces February Month-End Assets Under Management

New York – (BUSINESS WIRE) – March 10, 2011, – Artio Global Investors Inc. (NYSE: ART) today reported preliminary month-end assets under management of $53.1 billion as of February 28, 2011, compared to $52.8 billion as of January 31, 2011.

About the Company

Artio Global Investors Inc. is the indirect holding company of Artio Global Management LLC (“Artio Global Management”), a registered investment adviser headquartered in New York City that actively invests in global equity and fixed income markets, primarily for institutional and intermediary clients.

Best known for International Equities, Artio Global Management also offers a select group of other investment strategies, including High Grade Fixed Income, High Yield and Global Equity, as well as a series of US Equity strategies. Access to these strategies is offered through a variety of investment vehicles, including separate accounts, commingled funds and SEC-registered mutual funds.

Since 1995, our investment professionals have built a successful long-term track record by taking an unconventional approach to investing. Based on a philosophy of style-agnostic investing across a broad range of opportunities, we have consistently pursued a global approach that we believe provides critical insights, thereby adding value for clients over the long-term.

For more information, please visit www.artioglobal.com.

Investor Contact:	Media Contact:
Peter Sands	Neil Shapiro
Head of Investor Relations	Intermarket Communications
+1 212 297 3891	+1 212 754 5423
ir@artioglobal.com	nshapiro@intermarket.com